                                 Registration No. 333-______
    As filed with the Securities and Exchange Commission on
                      January 11, 1999
________________________________________________________________

          SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549
        _______________________________________
                       FORM S-8
             REGISTRATION STATEMENT UNDER
              THE SECURITIES ACT OF 1933
        _______________________________________

           NORTH ARKANSAS BANCSHARES, INC.
------------------------------------------------------
(Exact Name of Registrant as Specified in Its Charter)

            Tennessee                         71-0800742
-------------------------------           ------------------
(State or Other Jurisdiction of           (I.R.S. Employer
Incorporation or Organization)            Identification No.)

                   200 OLIVIA DRIVE
                NEWPORT, ARKANSAS 72112
-------------------------------------------------------
       (Address of Principal Executive Offices)


   NORTH ARKANSAS BANCSHARES, INC. MANAGEMENT RECOGNITION PLAN
      NORTH ARKANSAS BANCSHARES, INC. 1998 STOCK OPTION
                       AND INCENTIVE PLAN
   ----------------------------------------------------------
                   (Full Title of the Plans)

                  BRAD SNIDER, PRESIDENT
             NORTH ARKANSAS BANCSHARES, INC.
                    200 OLIVIA DRIVE
                  NEWPORT, ARKANSAS 72112
         ---------------------------------------
         (Name and Address of Agent For Service)

                       (870) 523-3611
--------------------------------------------------------------
(Telephone Number, Including Area Code, of Agent For Service)

                       COPIES TO:
              GARY R. BRONSTEIN, ESQUIRE
                J. MARK POERIO, ESQUIRE
              JOAN S. GUILFOYLE, ESQUIRE
          HOUSLEY KANTARIAN & BRONSTEIN, P.C.
           1220 19TH STREET N.W., SUITE 700
                WASHINGTON, D.C.  20036
                    (202) 822-9611

                             CALCULATION OF REGISTRATION FEE
================================================================================================
Title Of Securities      Amount       Proposed Maximum   Proposed Maximum        Amount of
     To Be                To Be        Offering Price   Aggregate Offering     Registration
  Registered            Registered (1)   Per Share (2)       Price (2)              Fee
------------------------------------------------------------------------------------------------
Common Stock,
 $.01 par value         51,842            (2)               $540,785              $151.00

================================================================================================

(1) Maximum number of shares issuable under the North Arkansas Bancshares, Inc. Management
    Recognition Plan (7,406 shares) and the North Arkansas Bancshares, Inc. 1998 Stock Option and
    Incentive Plan (44,436 shares), as such amounts may be increased in accordance with said plans in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2) Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised.  51,842 shares are being registered hereby, of which
    20,442 are under option at a weighted average exercise price of $9.75 per share ($199,310 in the aggregate).  The remainder of such shares, which are not presently subject to option (31,400 shares), are being registered based upon the average of the bid and asked price of the common stock of the Registrant as reported on the OTC "Electronic Bulletin
    Board" on January 11, 1999 of $10.875 per share ($341,475 in the aggregate).  Therefore, the total amount of the offering being registered herein is $540,785.

/TABLE

                        PART I

          INFORMATION REQUIRED IN THE SECTION
                   10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

    *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the North Arkansas Bancshares, Inc. Management Recognition Plan and the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.

                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

    North Arkansas Bancshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

    The following documents are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (Commission File No. 0-23525).

    (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 (Commission File No. 0-23525).

    (c) The description of the Company's securities contained in the Form 8-A filed with the Commission on December 19, 1997.

    ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

       Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
-------
       Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NEWPORT FEDERAL
SAVINGS BANK

Federal regulations clearly define areas for indemnity coverage by Newport Federal Savings Bank (the "Bank"), as follows:

    (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Bank shall be indemnified by the Bank for:

         (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

         (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

         (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

    (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

         (i) The Bank shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

         (ii) The Bank shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he or she shall be adjudged to be liable for negligence or misconduct in the performance of his or her duty, only if a majority of disinterested directors of the Bank determine that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Bank or their members or stockholders.

    (c)  As used in this paragraph:

         (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

         (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

         (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

         (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.


    Newport Federal Savings Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of Newport
Federal Savings Bank while serving in their capacities as such.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NORTH ARKANSAS
BANCSHARES, INC.

    The Tennessee Business Corporation Act requires Tennessee corporations such as the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him, unless the corporation's charter provides otherwise.
The Tennessee Business Corporation Act also generally permits Tennessee corporations to indemnify directors and officers in the same manner as Article XIII of the Company's Charter provides. In no event, however, may a Tennessee corporation indemnify a director if a judgment or other final adjudication adverse to the director establishes his liability: (i) for any breach of the duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for the approval of unlawful distributions.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

    Pursuant to its Charter and Tennessee law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Bank currently maintains such a policy and it is intended that the Company will become a party to such policy.

                     ARTICLE XIII

                    INDEMNIFICATION

    (A) (1) Except as provided in Section (B) of this Article XIII, the Corporation shall indemnify any director who is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative ("proceeding"), because he is or was a director against liability incurred in such proceeding if: (a) he conducted himself in good faith; (b) he reasonably believed, (i) in the case of conduct in his official capacity with the Corporation, that his conduct was in the Corporation's best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) The Corporation shall further indemnify any director and any officer who is not a director who was wholly successful, on the merits or otherwise, in the defense of any proceedings to which he was a party because he is or was a director or officer of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

    (B) The Corporation shall not indemnify a director in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    (C) The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in Subsection (A)(1) of this Article XIII; (2) he provides the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this
Article XIII.

    (D) The Corporation may not indemnify a director under Subsection (A)(1) of this Article XIII unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard set forth in Subsection (A)(1) of this Article XIII. The determination shall be made:

         (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

         (2)  If a quorum cannot be obtained under Subsection
    (1) of this Section (D), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

         (3)  By independent special legal counsel;

              (a) Selected by the board of directors or its committee in the manner prescribed in Subsections (1) or (2) of this Section (D);

              (b)  If a quorum of the board of directors
    cannot be obtained under Subsection (1) of this Section (D) and a committee cannot be designated under Subsection (2) of this Section (D), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

         (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    (E)  Authorization of indemnification under Subsection
(A)(1) of this Article XIII and evaluation that indemnification is permissible under Subsection (A)(1) of this Article XIII shall be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Subsection (D)(3) of this
Article XIII to select counsel.

    (F) The Corporation may indemnify and advance expenses to an officer, employee or agent of the Corporation who is not a director to the same extent as a director hereunder.

    (G) The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify him against the same liability hereunder.

    (H) It is the intention of this Article XIII to provide for indemnification of directors and officers to the fullest extent permitted by the Tennessee Business Corporation Act, and this
Article XIII shall be interpreted accordingly. If this Article XIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any proceeding, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XIII that shall not have been invalidated and to the full extent permitted by applicable law.

If the Tennessee Business Corporation Act is amended or other Tennessee law is enacted to permit further or additional indemnification of a director, officer, employee or agent of the Corporation, then the indemnification of such director, officer, employee or agent shall be to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended, or by such other Tennessee law.
                              4

    (I) The indemnification and advance payment of expenses provided by this Article XIII shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    (J) The indemnification provided by this Article XIII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by this Article XIII shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to his heirs, executors and administrators.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

      Not Applicable.

ITEM 8.  EXHIBITS
------

    For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------

    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

              (i)  To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Newport, State of Arkansas, on December 31, 1998.


                         NORTH ARKANSAS BANCSHARES, INC.


                         By:/s/ Brad Snider
                            ________________________________
                            Brad Snider, President and
                            Chief Executive Officer
                            (Duly Authorized Representative)


                  POWER OF ATTORNEY

    We, the undersigned Directors of North Arkansas Bancshares, Inc., hereby severally constitute and appoint Brad Snider, who may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Brad Snider who may act, may deem necessary or advisable to enable North Arkansas Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of North Arkansas Bancshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Brad Snider shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    Signatures                         Title                          Date
    ----------                         -----                          ----
/s/ Brad Snider                 President, Chief Executive        December 31, 1998
---------------------------     Officer and Director
Brad Snider                     (Principal Executive,
                                Accounting and Financial Officer)

/s/ John Minor                  Chairman of the Board             December 31, 1998
---------------------------
John Minor

/s/ O.E. Guinn, Jr.             Director                          December 31, 1998
---------------------------
O.E. Guinn, Jr.

/s/ Kaneaster Hodges, Jr.       Director                          December 31, 1998
---------------------------
Kaneaster Hodges, Jr.

/s/ J. C. McMinn                Director                          December 31, 1998
---------------------------
J.C. McMinn

/TABLE

                   INDEX TO EXHIBITS






Exhibit         Description
-------         -----------

  5 Opinion of Housley Kantarian & Bronstein, P.C. as to the validity of the Common Stock being registered

 23.1          Consent of Housley Kantarian & Bronstein, P.C.
               (appears in their opinion filed as Exhibit 5)

 23.2          Consent of KPMG LLP

 24 Power of Attorney (contained in the signature page to this registration statement)

 99.1          North Arkansas Bancshares, Inc. Management
               Recognition Plan and associated grantor trust agreement

 99.2 North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan

 99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock
               Options granted under the North Arkansas
               Bancshares, Inc. 1998 Stock Option and Incentive
               Plan

 99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock Options granted under the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan

 99.5 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation
               Rights granted under the North Arkansas
               Bancshares, Inc. 1998 Stock Option and
               Incentive Plan

 99.6          Notice of MRP Award

 99.7 Memorandum concerning taxation of MRP Awards, and associated election form